UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2016
___________

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-31420 (Commission File Number)	54-1821055 (I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway Richmond, Virginia (Address of principal executive offices)	23238 (Zip Code)

Registrant’s telephone number, including area code: (804) 747-0422

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Management Succession Plan
On June 29, 2016, Thomas J. Folliard, chief executive officer of CarMax, Inc. (the “Company”), informed the Company’s Board of Directors (the “Board”) that he would retire as CEO effective August 31, 2016. Mr. Folliard delivered his notice of retirement in connection with the Company’s previously announced management succession plan. Following his retirement, it is anticipated that the Company’s president, William D. Nash, will assume the role of CEO. Upon his retirement, the Board expects that Mr. Folliard will serve as the non-executive chairman of the Board.
CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated

On June 28, 2016, at the Company’s 2016 Annual Meeting of Shareholders, the Company’s shareholders, upon the recommendation of the Board, approved the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”). The Stock Incentive Plan authorizes the Company to provide equity awards to its employees and non-employee directors. The approved amendments:  (a) increase the number of shares of the Company’s common stock reserved for issuance under the Stock Incentive Plan by 5,000,000 shares, (b) establish an annual limit on the total value of cash fees and equity compensation each non-employee director may receive, and (c) extend the termination date of the Stock Incentive Plan from June 25, 2022 to June 28, 2026.

A copy of the Stock Incentive Plan, as amended and restated effective June 28, 2016, is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 5.02. The foregoing description of amendments to the Stock Incentive Plan is qualified in its entirety by reference to Exhibit 10.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 28, 2016, the Company held its 2016 Annual Meeting of Shareholders. The following actions were taken:
1. The shareholders re-elected the following directors to the Board, each for a one-year term expiring at the 2017 Annual Meeting of Shareholders, pursuant to the vote set forth below.

Director	Votes For	Votes Against	Votes Abstaining
Ronald E. Blaylock	158,881,973	421,634	93,764
Alan B. Colberg	159,227,645	122,880	46,846
Thomas J. Folliard	158,363,791	993,034	40,546
Rakesh Gangwal	159,162,890	132,377	102,104
Jeffrey E. Garten	158,697,667	649,041	50,663
Shira D. Goodman	158,879,700	420,635	97,036
W. Robert Grafton	158,491,136	863,406	42,829
Edgar H. Grubb	158,814,587	483,186	99,598
Marcella Shinder	159,172,295	130,965	94,111
Mitchell D. Steenrod	159,181,093	119,124	97,154
William R. Tiefel	158,710,340	640,451	46,580

There were 13,579,281 broker non-votes for each director.
2. The shareholders ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2017 pursuant to the vote set forth below.

Votes For	Votes Against	Votes Abstaining
172,177,797	724,071	74,784
3. The shareholders approved the non-binding advisory resolution related to the compensation of our named executive officers pursuant to the vote set forth below.

Votes For	Votes Against	Votes Abstaining
152,457,700	5,533,718	1,405,953
There were 13,579,281 broker non-votes related to this vote.
4. The shareholders approved the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated, pursuant to the vote set forth below.

Votes For	Votes Against	Votes Abstaining
153,030,616	6,246,154	120,601
There were 13,579,281 broker non-votes related to this vote.
5. The shareholders did not approve the shareholder proposal for a report on political contributions, pursuant to the vote set forth below.

Votes For	Votes Against	Votes Abstaining
38,589,206	119,588,227	1,219,938
There were 13,579,281 broker non-votes related to this vote.

Item 8.01.	Other Events.

On June 28, 2016 the Board approved a $750 million expansion of the Company’s share repurchase program. The expanded authorization is effective immediately and is in addition to the $1.27 billion remaining available for repurchase under the program as of May 31, 2016. The Board set no expiration date for the new authorization and removed the December 31, 2016 expiration date from the amount remaining available under the previous repurchase authorization.
Forward-Looking Statements
We caution readers that the statements contained in this Form 8-K about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding capital structure, succession or organizational matters, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual outcomes to differ materially from anticipated outcomes.

For details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2016, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Item 9.01.         Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated June 28, 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC. (Registrant)

Dated: July 1, 2016	By: /s/ Eric M. Margolin
Eric M. Margolin Executive Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated June 28, 2016.